Exhibit 99.2

Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company or Control Person

1.

CenterPoint Energy Midstream, Inc. (“CNP Midstream”), of which CenterPoint Energy, Inc. (“CenterPoint”) is the Parent Holding Company, was the record owner of 200,999,768 Common Units of Energy Transfer LP (the “Issuer”) on December 2, 2021. As of the date this Schedule 13G was filed, CNP Midstream and CenterPoint no longer beneficially owned more than 5% of the Issuer’s Common Units. For additional information, please see Item 5 of the Schedule 13G.